Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Service Providers” in the Combined Information Statement/Prospectus and to the use of our reports dated June 28, 2017, on the financial statements and financial highlights of AB Government Money Market Portfolio, a series of AB Fixed-Income Shares, Inc., AB Government Reserves Portfolio, a series of AB Bond Fund, Inc. and AB Government Exchange Reserves as of April 30, 2017, which are incorporated by reference in this Registration Statement on Form N-14 of AB Government Money Market Portfolio, a series of AB Fixed-Income Shares, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

August 31, 2017